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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of AIM Conservative Allocation Fund, AIM Growth Allocation Fund, AIM Moderate Allocation Fund, AIM Moderate Growth Allocation Fund and AIM Moderately Conservative Allocation Fund, five of the funds constituting AIM Growth Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
September 22, 2009